Exhibit 10.4

EXECUTION COPY

SECOND AMENDMENT AGREEMENT

TO

Re:	Note Purchase Agreement Dated as of January 25, 2013
of UTi Worldwide Inc.

Dated as of

September 5, 2013

To the holders listed in Schedule A to

this Second Amendment Agreement (the “Holders”)

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of January 25, 2013 among UTi Worldwide Inc., an international business company incorporated under the laws of the British Virgin Islands with IBC No. 141257 (the “Company”), each of the Subsidiary Guarantors party thereto, and the Purchasers named in Schedule A thereto as amended pursuant to that certain First Amendment Agreement dated as of June 5, 2013 (the “Existing Note Purchase Agreement”), pursuant to which U.S.$150,000,000 aggregate principal amount of its 4.10% Senior Unsecured Guaranteed Notes, Series A, due February 1, 2022 (the “Series A Notes”) and U.S.$50,000,000 aggregate principal amount of its 3.50% Senior Unsecured Guaranteed Notes, Series B, due February 1, 2020 (the “Series B Notes” and together with the “Series A Notes,” the “Notes”) were issued and are currently outstanding. The Existing Note Purchase Agreement, as amended hereby, is referred to as the “Note Purchase Agreement.”

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company requests the amendment of a certain provision of the Existing Note Purchase Agreement as hereinafter provided.

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof, this Second Amendment Agreement shall constitute a contract between us amending the Existing Note Purchase Agreement effective as of July 31, 2013, but only in the respects hereinafter set forth and only after the conditions set forth in Section 2 have been satisfied:

SECTION 1.	AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT.

Section 1.1. Section 1 of the Note Purchase Agreement is hereby amended to add the following language at the end thereof:

Beginning August 1, 2013, the applicable rate of interest stated in clauses (a) and (b)(i) of the first paragraph of each Series of Notes shall be increased by an amount equal to 0.25% per annum, and all

UTi Worldwide Inc.	Second Amendment Agreement

references to the original coupon rate applicable to the Notes and all references to the Default Rate shall be increased by an amount equal to 0.25% per annum for the period beginning on August 1, 2013 and ending on the Compliance Date.

Section 1.2. Section 7.1 of the Note Purchase Agreement is hereby amended by (1) deleting “and” at the end of clause (f), (2) replacing “.” at the end of clause (g) with “; and” and (3) adding the following new clause:

“(h) Monthly Statements – promptly after the same are available and in any event within 30 days after each calendar month end, internally prepared on a non-GAAP basis:

(i) a consolidated income statement of the Company and its Subsidiaries, for such calendar month;

(ii) a consolidated balance sheet of the Company and its Subsidiaries’ as of the last Business Day of such calendar month;

(iii) a schedule showing any outstanding revolving credit or letter of credit commitments, and any outstanding amounts under any debt agreements of the Company and its Subsidiaries as of the last Business Day of such calendar month; and

(iv) consolidated statements of the balances of all accounts receivable owed to the Company and its Subsidiaries (other than intercompany receivables) and an accounts receivable aging schedule,

in each case, including a schedule comparing those items described above with the same corresponding items shown in the Specified Projections, wherever applicable.”

Section 1.3. Section 10.2(a) of the Existing Note Purchase Agreement is hereby amended by adding the following sentence as the last sentence of such Section 10.2(a):

Notwithstanding the foregoing, the Company shall not at any time (i) on or prior to April 30, 2014, increase the aggregate amount of its annual dividend above U.S.$6,900,000 or (ii) declare or make any share repurchase at any time on or prior to the Compliance Date.

UTi Worldwide Inc.	Second Amendment Agreement

Section 1.4. The following definitions set forth in Exhibit B to the Existing Note Purchase Agreement shall be and are hereby amended in their entirety to read as follows:

“Consolidated EBITDA” means the consolidated net Pre-taxation Profits of the Group for a Measurement Period:

(a) including the net Pre-taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b) excluding the net Pre-taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and

(c) excluding any non-cash impairments or write-ups of intangible assets, and all as adjusted by:

(i) adding back Consolidated Interest Payable;

(ii) adding back depreciation and amortization; and

(iii) adding back for (i) the Measurement Period ending July 31, 2013 up to U.S.$20,000,000 in severance charges incurred during such Measurement Period, (ii) the Measurement Period ending October 31, 2013 up to U.S.$50,000,000 in severance charges incurred during such Measurement Period, (iii) the Measurement Period ending January 31, 2014 up to U.S.$35,000,000 of severance charges incurred during such period and (iv) the Measurement Period ending April 30, 2014 up to U.S.$20,000,000 of severance charges incurred during such period~~.~~

“Consolidated Total Debt” means, without duplication, (a) all Indebtedness of the Group on a consolidated basis plus

(b) any liability arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset; and

(c) any Guaranty of a member of the Group with respect to liabilities of the type referred to in clause (b) above;

minus

UTi Worldwide Inc.	Second Amendment Agreement

(d) solely for each Measurement Period beginning with the Measurement Period ending July 31, 2013 and ending with the Measurement Period ending April 30, 2014, to the extent otherwise included therein, the amount of the Capital Lease related to the Pharma Facility in an amount not to exceed U.S.$60,000,000.

“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Company or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) received by the Company or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges. Notwithstanding the foregoing, for the purposes of the definition of “Debt Service Ratio” only, there shall be excluded from the calculation of Consolidated Fixed Charges to the extent otherwise included therein, (i) up to U.S.$2,100,000 paid by the Company in January, 2013 to satisfy the requirement to pay a make-whole amount in connection with the prepayment of the 2009 Notes and (ii) solely for each Measurement Period beginning with the Measurement Period ending April 30, 2013 and ending with the Measurement Period ending April 30, 2014, up to an aggregate of U.S.$6,000,000 in interest and scheduled principal payments under that certain Capital Lease related to that certain warehouse facility in South Africa constructed for the Company to support the Company’s pharmaceutical business in the region (the “Pharma Facility”).

Section 1.5. Exhibit B to the Existing Note Purchase Agreement is hereby amended to include the following additional definitions:

“Compliance Date” means the date on which the Company has delivered financial statements and an officers certificate pursuant to which it is demonstrated and certified that (i) the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the Measurement Period then or most recently ended has not exceeded 2.50 to 1.00 for two (2) consecutive fiscal quarters and (ii) a Debt Service Ratio of at least 3.00 to 1.00 for two (2) consecutive fiscal quarters, in each of clauses (i) and (ii) above, excluding the effect of the amendments set forth in the Second Amendment on such calculations.

“Second Amendment” means that certain Second Amendment dated as of September 5, 2013 among the Company, the Subsidiary Guarantors and each of the Purchasers listed on Schedule A thereto.

UTi Worldwide Inc.	Second Amendment Agreement

“Specified Projections” means the consolidated financial forecast for the Company and its Subsidiaries received by the holders of the Notes on August 28, 2013.

Section 1.6. The Notes are hereby amended as follows:

(a) Each of the Notes is hereby amended by adding the following sentence to the end of the first paragraph:

For the period beginning on August 1, 2013 and ending on the Compliance Date, the foregoing rates of interest applicable to this Note are subject to increase and decrease on the terms and conditions more fully set forth in the Note Purchase Agreement referred to below.

(b) Exhibit 1-A and Exhibit 1-B to the Note Purchase Agreement are hereby amended to be in the form of Exhibit A and Exhibit B, respectively, to this Second Amendment.

Section 1.7. Note Exchange. At the option of each Noteholder, in accordance with Section 14.2 of the Note Purchase Agreement, such Noteholder may request that its Note or Notes be exchanged for a replacement Note or Notes of the same Series in the form of Exhibit A or Exhibit B, respectively, reflecting the foregoing amendments to the Notes (the “Replacement Notes”). The Company agrees to promptly issue and deliver Replacement Notes to each Noteholder requesting the same in exchange for a like principal amount of the Notes now held by such Noteholder or its nominee. Noteholders may exercise the foregoing option by delivering the original existing Notes to Chapman and Cutler LLP, as special counsel for the Noteholders, for delivery to the Company.

Section 1.8. Sumitomo. On or prior to October 7, 2013, the Company shall use its best efforts to obtain a fully executed copy of a Letter Agreement between Sumitomo Mitsui Banking Corporation (“SMBC”) and the Company with respect to the Loan Agreement dated October 17, 2012 (the “Sumitomo Facility”), in a form which is substantially similar to the letter agreement between SMBC and the Company executed in connection with the First Amendment (the “Amendment to Sumitomo Bank Facility”). In the event the Company does not obtain the Amendment to Sumitomo Bank Facility on or before such date, then on or before November 5, 2013 the Company shall provide to the Holders either an extension of the Sumitomo Facility or evidence of the payoff and termination thereof.

UTi Worldwide Inc.	Second Amendment Agreement

SECTION 2.	CONDITIONS PRECEDENT.

This Second Amendment Agreement shall not become effective until, and shall become effective on, the business day when each of the following conditions shall have been satisfied:

(a) The Holders shall have received this Second Amendment Agreement, duly executed by each Obligor.

(b) The Holders shall have consented to this Second Amendment Agreement as evidenced by their execution hereof.

(c) The representations and warranties of the Obligors set forth in Section 3 hereof shall be true and correct in all material respects as of the date of the execution and delivery of this Second Amendment Agreement.

(d) Any consents or approvals from any holder or holders of any outstanding security of any Obligor or any Subsidiary and any amendments of agreements pursuant to which any securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the Holders and their special counsel.

(e) The Obligors shall have paid the fees and disbursements of the Holders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Second Amendment Agreement and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this Second Amendment Agreement.

(f) All corporate and other proceedings in connection with the transactions contemplated by this Second Amendment Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(g) Each Holder shall have received a fully executed copy of the letter dated September 3, 2013 from Commerzbank Aktiengesellschaft to the Company which amends the Agreement relating to Credit Facility dated 25 January 2013, in a form which is satisfactory in form and substance to the Required Holders (the “Amendment to Commerzbank Facility”).

(h) On or prior to September 6, 2013, each Holder shall have received a fully executed copy of the Second Amendment to Amended and Restated Letter of Credit and Cash Draw Agreement dated as of September 5, 2013 between Nedbank Limited, acting through its London Branch, and the Company which amends the Amended and Restated Letter of Credit and Cash Draw Agreement, dated as of June 24, 2011, in a form which is satisfactory in form and substance to the Required Holders (the “Amendment to Nedbank Facility”).

UTi Worldwide Inc.	Second Amendment Agreement

(i) Each Holder shall have received a fully executed copy of the Second Amendment to Amended and Restated Letter of Credit Agreement dated September 5, 2013 between The Royal Bank of Scotland N.V. and the Company which amends the Amended and Restated Letter of Credit Agreement, in a form which is satisfactory in form and substance to the Required Holders (the “Amendment to RBS Facility”).

(j) Each Holder shall have received a fully executed copy of the Amendment No. 2 to Credit Agreement dated September 5, 2013 between Bank of the West and the Company which amends the Credit Agreement dated as of June 24, 2011, in a form which is satisfactory in form and substance to the Required Holders (the “Amendment to Bank of the West Facility”).

SECTION 3.	REPRESENTATIONS AND WARRANTIES.

Each Obligor, jointly and severally, hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this Second Amendment Agreement:

(a) Each Obligor is duly organized and validly existing under the laws of its jurisdiction of organization.

(b) This Second Amendment Agreement and the transactions contemplated hereby are within the corporate powers of each Obligor, have been duly authorized by all necessary corporate action on the part of each Obligor and this Second Amendment Agreement has been duly executed and delivered by each Obligor and constitutes legal, valid and binding obligations of each Obligor enforceable in accordance with its terms.

(c) Each Obligor represents and warrants that there are no Defaults or Events of Default under the Existing Note Purchase Agreement immediately before giving effect to this Second Amendment Agreement nor under the Note Purchase Agreement, immediately after giving effect to this Second Amendment Agreement.

(d) The execution, delivery and performance of this Second Amendment Agreement by each Obligor does not and will not result in a violation of or default under (A) the articles of association or bylaws of any Obligor, (B) any material agreement to which any Obligor is a party or by which it is bound or to which any Obligor or any of their properties is subject, (C) any material order, writ, injunction or decree binding on any Obligor, or (D) any statute, regulation, rule or other law applicable to any Obligor in any material respect.

(e) No authorization, consent, approval, exemption or action by or notice to or filing with any court or administrative or governmental body (other than periodic filings with regulatory authorities, none of which are required to be filed as of the effective date of this Second Amendment Agreement and all of which the Company agrees to timely file) is required in connection with the execution and delivery of this Second Amendment Agreement or the consummation of the transactions contemplated thereby.

UTi Worldwide Inc.	Second Amendment Agreement

(f) No Obligor has paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby including, without limitation thereof in connection with the Amendment to Commerzbank Facility, the Amendment to Nedbank Facility, the Amendment to Bank of the West Facility, the Amendment to Sumitomo Bank Facility and the Amendment to Nedbank Facility, other than the fees set forth in such amendments and the payment of legal fees of counsel to the lenders and agents under such amendments.

(g) Each Subsidiary of the Company which is a borrower or guarantor under the Credit Agreement as of the date hereof is a Subsidiary Guarantor hereunder.

SECTION 4.	MISCELLANEOUS.

Section 4.1. Except as amended herein, all terms and provisions of the Existing Note Purchase Agreement, the Notes, the Subsidiary Guarantee Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 4.2. Any and all notices, requests, certificates and other instruments, including the Notes, may refer to the “Note Purchase Agreement” without making specific reference to the Second Amendment Agreement, but nevertheless all such references shall be deemed to include the Second Amendment Agreement unless the context shall otherwise require.

Section 4.3. This Second Amendment Agreement and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder.

Section 4.4. This Second Amendment Agreement shall be governed by and construed in accordance with New York law excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 4.5. The capitalized terms used in this Second Amendment Agreement shall have the respective meanings specified in the Note Purchase Agreement unless otherwise herein defined, or the context hereof shall otherwise require.

UTi Worldwide Inc.	Second Amendment Agreement

The execution hereof by the Holders shall constitute a contract among the Obligors and the Holders for the uses and purposes hereinabove set forth. This Second Amendment Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

UTi WORLDWIDE INC.

By	/s/ Lance E. D’Amico
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTi Worldwide Inc.	Second Amendment Agreement

UTI (AUST) PTY LIMITED
UTI BELGIUM N.V.
UTI LOGISTICS N.V.
UTI NETWORKS LIMITED
UTI, CANADA, INC.
UTI CANADA CONTRACT LOGISTICS INC.
UTI DEUTSCHLAND GMBH
UTI (HK) LIMITED
UTI GLOBAL SERVICES B.V.
UTI NEDERLAND B.V.
UTI TECHNOLOGY SERVICES PTE. LTD.
UTI WORLDWIDE (SINGAPORE) PTE LTD
SERVICIOS LOGISTICOS INTEGRADOS SLI SA
UTI IBERIA S.A.
UTI WORLDWIDE (UK) LIMITED
UTI INVENTORY MANAGEMENT SOLUTIONS INC.
CONCENTREK, INC.
INTRANSIT, INC.
MARKET TRANSPORT, LTD.
SAMMONS TRANSPORTATION, INC.
UTI, UNITED STATES, INC.
UTI INTEGRATED LOGISTICS, LLC
KABUSHIKI KAISHA UTI

By	Lance E. Amico
Authorized Signatory

GODDARD COMPANY LIMITED
PYRAMID FREIGHT (PROPRIETARY) LIMITED
UTI INTERNATIONAL INC.

By	Lance E. Amico
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTi Worldwide Inc.	Second Amendment Agreement

This foregoing Second Amendment Agreement is hereby accepted and agreed to as of the date aforesaid.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By	/s/ Cornelia Cheng
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By	/s/ Cornelia Cheng
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

	By	/s/ Cornelia Cheng
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

	By	/s/ Cornelia Cheng
Vice President

UTi Worldwide Inc.	Second Amendment Agreement

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By	/s/ Cornelia Cheng
Vice President

NAME OF HOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES HELD AS OF JUNE 5, 2013		SERIES

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	U.S.$	70,392,000	A
	U.S.$	14,400,000	B
	U.S.$	12,600,000	B

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY	U.S.$	46,400,000	A
	U.S.$	3,600,000	A

GIBRALTAR LIFE INSURANCE CO., LTD.	U.S.$	20,000,000	A

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.	U.S.$	9,608,000	A

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	U.S.$	23,000,000	B

SCHEDULE A

(to Second Amendment Agreement)

[FORM OF SERIES A NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SAID ACT OR SUCH OTHER LAWS.

UTI WORLDWIDE INC.

U.S.$150,000,000 4.10% Senior Unsecured Guaranteed Notes, Series A,

due February 1, 2022

No. AR-[ ] U.S.$[ ]	[Date] PPN G9158* AD6

FOR VALUE RECEIVED, the undersigned, UTi Worldwide Inc. (herein called the “Company”), a BVI Business Company incorporated and existing under the laws of the British Virgin Islands with BVI company number 141257, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                            ] DOLLARS (or so much thereof as shall not have been prepaid) on February 1, 2022, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.10% per annum from the date hereof, payable semiannually, on the first day of February and August in each year, commencing with February 1, 2013, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.10% and (ii) 2% over the rate of interest publicly announced by Royal Bank of Scotland from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand). For the period beginning on August 1, 2013 and ending on the Compliance Date, the foregoing rates of interest applicable to this Note are subject to increase and decrease on the terms and conditions more fully set forth in the Note Purchase Agreement referred to below.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Royal Bank of Scotland in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 25, 2013 (as from time to time amended, the “Note Purchase Agreement”), between the Company, certain Subsidiary Guarantors party thereto and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality

EXHIBIT A

provisions set forth in Section 21 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

The payment and performance of this Note is unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantee Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Modified Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

UTi WORLDWIDE INC.

By
Name:
Its: Duly Authorized Signatory (acting pursuant to and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

E-A-2

[FORM OF SERIES B NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SAID ACT OR SUCH OTHER LAWS.

UTI WORLDWIDE INC.

U.S.$50,000,000 3.50% Senior Unsecured Guaranteed Notes, Series B,

due February 1, 2020

No. BR-[ ] U.S.$[ ]	[Date] PPN G9158* AE4

FOR VALUE RECEIVED, the undersigned, UTi Worldwide Inc. (herein called the “Company”), a BVI Business Company incorporated and existing under the laws of the British Virgin Islands with BVI company number 141257, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                            ] DOLLARS (or so much thereof as shall not have been prepaid) on February 1, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 3.50% per annum from the date hereof, payable semiannually, on the first day of February and August in each year, commencing with February 1, 2013, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.50% and (ii) 2% over the rate of interest publicly announced by Royal Bank of Scotland from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand). For the period beginning on August 1, 2013 and ending on the Compliance Date, the foregoing rates of interest applicable to this Note are subject to increase and decrease on the terms and conditions more fully set forth in the Note Purchase Agreement referred to below.

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Royal Bank of Scotland in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 25, 2013 (as from time to time amended, the “Note Purchase Agreement”), between the Company, certain Subsidiary Guarantors party thereto and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality

EXHIBIT B

provisions set forth in Section 21 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

The payment and performance of this Note is unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantee Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Modified Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

UTi WORLDWIDE INC.

By
Name:
Its: Duly Authorized Signatory (acting pursuant to and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

E-B-2